Exhibit 4.5

THE REGISTERED HOLDER OF THIS PURCHASE OPTION BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE OPTION EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS PURCHASE OPTION AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE OPTION FOR A PERIOD OF 180 DAYS FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN (I) EARLYBIRDCAPITAL, INC. (“EBC”) OR AN UNDERWRITER OR SELECTED DEALER IN CONNECTION WITH THE OFFERING, OR (II) A BONA FIDE OFFICER OR PARTNER OF EBC OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER, EXCEPT IN ACCORDANCE WITH FINRA RULE 5110(G)(2).

THIS PURCHASE OPTION IS NOT EXERCISABLE PRIOR TO THE LATER OF THE CONSUMMATION BY ANDINA ACQUISITION CORP. II (“COMPANY”) OF A MERGER, SHARE EXCHANGE, ASSET ACQUISITION, SHARE PURCHASE, RECAPITALIZATION, REORGANIZATION OR OTHER SIMILAR BUSINESS COMBINATION WITH ONE OR MORE ENTITIES (“BUSINESS COMBINATION”) (AS DESCRIBED MORE FULLY IN THE COMPANY’S REGISTRATION STATEMENT (DEFINED HEREIN)) AND _________, 2016. VOID AFTER 5:00 P.M. NEW YORK CITY LOCAL TIME, ON THE EXPIRATION DATE (DEFINED HEREIN).

UNIT PURCHASE OPTION

FOR THE PURCHASE OF

400,000 UNITS

OF

ANDINA ACQUISITION CORP. II

1.	Purchase Option.

THIS CERTIFIES THAT, in consideration of $100.00 duly paid by or on behalf of EarlyBirdCapital, Inc. (“Holder”), as registered owner of this Purchase Option, to Garnero Group Acquisition Company (“Company”), Holder is entitled, at any time or from time to time upon the later of the consummation of a Business Combination or [  ●  ], 2016 (“Commencement Date”), and at or before 5:00 p.m., New York City local time, on the five year anniversary of the effective date (“Effective Date”) of the Company’s registration statement (“Registration Statement”) pursuant to which Units are offered for sale to the public (“Offering”), but not thereafter (“Expiration Date”), to subscribe for, purchase and receive, in whole or in part, up to Four Hundred Thousand (400,000) units (“Units”) of the Company, each Unit consisting of one ordinary share of the Company, par value $0.0001 per share (“Ordinary Shares”), one right entitling the Holder to receive one seventh (1/7) of an Ordinary Share upon consummation of a Business Combination and one warrant (“Warrant(s)”), each to purchase one half (1/2) of an Ordinary Share.  Each Right is the same as the right included in the Units being registered for sale to the public by way of the Registration Statement (the “Right(s)”). Each Warrant is the same as the warrant included in the Units being registered for sale to the public by way of the Registration Statement (“Public Warrants”).  If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Purchase Option may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Option. This Purchase Option is initially exercisable at $10.00 per Unit so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Option, including the exercise price per Unit and the number of Units (and Ordinary Shares, Rights and Warrants) to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2.	Exercise.

2.1         Exercise Form. In order to exercise this Purchase Option, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Option and payment of the Exercise Price for the Units being purchased payable in cash or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York City local time, on the Expiration Date this Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2         Legend. Each certificate for the securities purchased under this Purchase Option shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (“Act”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”) or applicable state law. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law.”

2.3         Cashless Exercise.

2.3.1           Determination of Amount. In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Purchase Option is exercisable (and in lieu of being entitled to receive Ordinary Shares and Warrants) in the manner required by Section 2.1, and subject to Section 6.1 hereof, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Option into Units (“Cashless Exercise Right”) as follows:  upon exercise of the Cashless Exercise Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Units (or that number of Ordinary Shares, Rights and Warrants comprising that number of Units) equal to the number of Units to be exercised multiplied by the quotient obtained by dividing (x) the “Value” (as defined below) of the portion of the Purchase Option being converted by (y) the Current Market Value (as defined below).  The “Value” of the portion of the Purchase Option being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price multiplied by (ii) the number of Units underlying the portion of this Purchase Option being converted from (b) the Current Market Value of a Unit multiplied by the number of Units underlying the portion of the Purchase Option being converted.  As used herein, the term “Current Market Value” per Unit at any date means: (A) in the event that the Units, Ordinary Shares and Public Warrants are still trading, (i) if the Units are listed on a national securities exchange or quoted on the OTC Bulletin Board (or successor exchange), the average reported last sale price of the Units in the principal trading market for the Units as reported by the exchange, Nasdaq or the Financial Industry Regulatory Authority (“FINRA”), as the case may be, for the three trading days preceding the date in question; or (ii) if the Units are not listed on a national securities exchange or quoted on the OTC Bulletin Board (or successor exchange), but is traded in the residual over-the-counter market, the average reported last sale price for Units for the three trading days preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; (B) in the event that the Units are not still trading but the Ordinary Share and Public Warrants underlying the Units are still trading, the aggregate of (i) the product of (x) the Current Market Price of the Ordinary Share and (y) the number of the Ordinary Shares underlying one Unit (which shall include the portion of an Ordinary Share the holder of a Unit would automatically receive in connection with the Right included in each such Unit) plus (ii) the product of (x) the Current Market Price of the Public Warrants and (y) the number of the Warrants included in one Unit; or (C) in the event that neither the Units nor Public Warrants are still trading, the aggregate of (i) the product of (x) the Current Market Price of the Ordinary Share and (y) the number of the Ordinary Shares underlying one Unit (which shall include the portion of an Ordinary Share the holder of a Unit would automatically receive in connection with the Right included in each such Unit) plus (ii) the remainder derived from subtracting (x) the exercise price of the Warrants multiplied by the number of Ordinary Shares issuable upon exercise of the Warrants underlying one Unit from (y) the product of (aa) the Current Market Price of the Ordinary Shares multiplied by (bb) the number of Ordinary Shares underlying the Warrants included in each such Unit. The “Current Market Price” shall mean (i) if the Ordinary Shares (or Public Warrants, as the case may be) are listed on a national securities exchange or quoted on the OTC Bulletin Board (or successor exchange), the average reported last sale price of the Ordinary Shares (or Public Warrants) in the principal trading market for the Ordinary Share (or Public Warrants) as reported by the exchange, Nasdaq or FINRA, as the case may be, for the three trading days preceding the date in question; (ii) if the Ordinary Shares (or Public Warrants, as the case may be) are not listed on a national securities exchange or quoted on the OTC Bulletin Board (or successor exchange), but are traded in the residual over-the-counter market, the average reported last sale price for the Ordinary Share (or Public Warrants) on for the three trading days preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; and (iii) if the fair market value of the Ordinary Share cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.  In the event the Public Warrants have expired and are no longer exercisable, no “Value” shall be attributed to the Warrants underlying this Purchase Option.

2.3.2           Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Purchase Option with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of Units the Holder will purchase pursuant to such Cashless Exercise Right.

2.4         No Obligation to Net Cash Settle. Notwithstanding anything to the contrary contained in this Purchase Option, in no event will the Company be required to net cash settle the exercise of the Purchase Option or the Rights or Warrants underlying the Purchase Option. The holder of the Purchase Option and the Warrants underlying the Purchase Option will not be entitled to exercise the Purchase Option or the Warrants underlying such Purchase Option unless it exercises such Purchase Option pursuant to the Cashless Exercise Right or a registration statement is effective, or an exemption from the registration requirements is available at such time and, if the holder is not able to exercise the Purchase Option or the underlying Warrants, the Purchase Option and/or the underlying Warrants, as applicable, will expire worthless.

3.	Transfer.

3.1         General Restrictions. The registered Holder of this Purchase Option, by its acceptance hereof, agrees that it will not sell, transfer, assign, pledge or hypothecate this Purchase Option (or the Ordinary Shares, Rights and Warrants underlying this Purchase Option) for a period of 180 days pursuant to FINRA Conduct Rule 5110(g)(1) following the Effective Date to anyone other than (i) EBC or an underwriter or selected dealer in connection with the Offering, or (ii) a bona fide officer or partner of EBC or of any such underwriter or selected dealer. On and after the first anniversary of the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Option and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five business days transfer this Purchase Option on the books of the Company and shall execute and deliver a new Purchase Option or Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2         Restrictions Imposed by the Act. The securities evidenced by this Purchase Option shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that the opinion of Graubard Miller shall be deemed satisfactory evidence of the availability of an exemption), or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4.	New Purchase Options to be Issued.

4.1         Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part.  In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price (except to the extent that the Holder elects to exercise this Purchase Option by means of a cashless exercise as provided in Section 2.3 above) and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Purchase Option has not been exercised or assigned.

4.2         Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.	Registration Rights.

5.1         Demand Registration.

5.1.1           Grant of Right. The Company, upon written demand (“Initial Demand Notice”) of the Holder(s) of at least 51% of the Purchase Options and/or the underlying Units and/or the underlying securities (“Majority Holders”), agrees to use its best efforts to register (the “Demand Registration”) under the Act on one occasion, all or any portion of the Purchase Options requested by the Majority Holders in the Initial Demand Notice and all of the securities underlying such Purchase Options, including the Units, Ordinary Shares, the Warrants and the Ordinary Shares underlying the Rights and the Warrants (collectively, the “Registrable Securities”). On such occasion, the Company will use its best efforts to file a registration statement or a post-effective amendment to the Registration Statement covering the Registrable Securities within sixty days after receipt of the Initial Demand Notice and use its best efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter. The demand for registration may be made at any time during a period of five years beginning on the Effective Date.  The Initial Demand Notice shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of the Purchase Options and/or Registrable Securities of the demand within ten days from the date of the receipt of any such Initial Demand Notice. Each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 5.1.4. The Company shall not be obligated to effect more than one (1) Demand Registration under this Section 5.1 in respect of all Registrable Securities.

5.1.2           Effective Registration. A registration will not count as a Demand Registration until the registration statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto.

5.1.3           Underwritten Offering. If the Majority Holders so elect and such holders so advise the Company as part of the Initial Demand Notice, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Majority Holders.

  5.1.4           Reduction of Offering. If the managing underwriter or underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other securities registrable pursuant to the terms of the Registration Rights Agreement between the Company and the initial investors in the Company and EBC (and/or its designees), dated as of June 25, 2014 (the “Registration Rights Agreement” and such registrable securities, the “Investor Securities”) as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

5.1.5           Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the underwriter or underwriters of their request to withdraw prior to the effectiveness of the registration statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then the Company does not have to continue its obligations under Section 5.1 with respect to such proposed offering.

5.1.6           Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting commissions. The Company agrees to use its reasonable best efforts to qualify or register the Registrable Securities in such states as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause (i) the Company to be obligated to qualify to do business in such state, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal shareholders of the Company to be obligated to escrow their ordinary shares of the Company. The Company shall use its best efforts to cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 5.1.1 to remain effective for a period of nine consecutive months from the effective date of such registration statement or post-effective amendment.

  5.2         Piggy-Back Registration.

5.2.1           Piggy-Back Rights. If at any time during the seven year period commencing on the Effective Date, the Company proposes to file a registration statement under the Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 5.1), other than a registration statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration.

5.2.2           Reduction of Offering. If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of Ordinary Shares which the Company desires to sell, taken together with Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 5.2, and the Ordinary Shares, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

  (a)           If the registration is undertaken for the Company’s account: (A) first, the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities, if any, comprised of  Registrable Securities and Investor Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(b)           If the registration is a “demand” registration undertaken at the demand of holders of Investor Securities, (A) first, the Ordinary Shares or other securities for the account of the demanding persons, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

(c)           If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities or of Investor Securities, (A) first, the Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the Ordinary Shares or other securities comprised of Registrable Securities and Investor Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof and of the Registration Rights Agreement, as applicable, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

5.2.3        Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the registration statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the registration statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 5.2.4.

5.2.4        Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities but the Holders shall pay any and all underwriting commissions related to the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than fifteen days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period in which the Purchase Option is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold. The Holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall use its best efforts to cause any registration statement filed pursuant to the above “piggyback” rights to remain effective for at least nine months from the date that the Holders of the Registrable Securities are first given the opportunity to sell all of such securities.

5.3         General Terms.

5.3.1        Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriters contained in Section 5 of the Underwriting Agreement between the Company, EBC and the other underwriters named therein dated the Effective Date. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 5 of the Underwriting Agreement pursuant to which the underwriters have agreed to indemnify the Company.

5.3.2        Exercise of Purchase Options. Nothing contained in this Purchase Option shall be construed as requiring the Holder(s) to exercise their Purchase Options or Warrants underlying such Purchase Options prior to or after the initial filing of any registration statement or the effectiveness thereof.

5.3.3        Documents Delivered to Holders. The Company shall furnish EBC, as representative of the Holders participating in any of the foregoing offerings, a signed counterpart, addressed to the participating Holders, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities. The Company shall also deliver promptly to EBC, as representative of the Holders participating in the offering, the correspondence and memoranda described below and copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit EBC, as representative of the Holders, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as EBC, as representative of the Holders, shall reasonably request. The Company shall not be required to disclose any confidential information or other records to EBC, as representative of the Holders, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company), with the Company with respect thereto.

5.3.4        Underwriting Agreement. The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders whose Registrable Securities are being registered pursuant to this Section 5, which managing underwriter shall be reasonably acceptable to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution. Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling shareholders as are customarily contained in agreements of that type used by the managing underwriter. Further, such Holders shall execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 5. Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5.3.5        Rule 144 Sale. Notwithstanding anything contained in this Section 5 to the contrary, the Company shall have no obligation pursuant to Sections 5.1 or 5.2 to use its best efforts to obtain the registration of Registrable Securities held by any Holder (i) where such Holder would then be entitled to sell under Rule 144 within any three-month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities then held by such Holder, and (ii) where the number of Registrable Securities held by such Holder is within the volume limitations under paragraph (e) of Rule 144 (calculated as if such Holder were an affiliate within the meaning of Rule 144).

5.3.6        Supplemental Prospectus. Each Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6.	Adjustments.

6.1         Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Units underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1           Share Dividends - Split-Ups. If after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares or by a split-up of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares. In such case, the number of Ordinary Shares, and the exercise price applicable thereto, underlying the Rights and the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Rights and the Warrants, as the case may be.

6.1.2           Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.3, the number of outstanding Ordinary Shares is decreased by a consolidation, combination or reclassification of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares. In such case, the number of Ordinary Shares, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.3           Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such Ordinary Shares, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Ordinary Shares of the Company obtainable upon exercise of this Purchase Option and the underlying Rights and Warrants immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.4           Changes in Form of Purchase Option. This form of Purchase Option need not be changed because of any change pursuant to this Section, and Purchase Options issued after such change may state the same Exercise Price and the same number of Units as are stated in the Purchase Options initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2         Substitute Purchase Option. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Ordinary Shares), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Purchase Option providing that the holder of each Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares and other securities and property receivable upon such consolidation or merger, by a holder of the number of Ordinary Shares of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Purchase Option shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

  6.3         Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Ordinary Shares or Warrants upon the exercise of the Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Warrants, Ordinary Shares or other securities, properties or rights.

7.           Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of issuance upon exercise of the Purchase Options (including the Ordinary Shares underlying the Rights) or the Warrants underlying the Purchase Option, such number of Ordinary Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Options and payment of the Exercise Price therefor, all Ordinary Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. The Company further covenants and agrees that upon exercise of the Warrants underlying the Purchase Options and payment of the respective Warrant exercise price therefor, all Ordinary Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as the Purchase Options shall be outstanding, the Company shall use its best efforts to cause all (i) Units and Ordinary Shares issuable upon exercise of the Purchase Options (including the Ordinary Shares underlying the Rights), (ii) Rights issuable upon exercise of the Purchase Options, (iii) Warrants issuable upon exercise of the Purchase Options and (iv) Ordinary Shares issuable upon exercise of the Warrants included in the Units issuable upon exercise of the Purchase Option to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on the OTC Bulletin Board or any successor trading market) on which the Units, the Ordinary Shares or the Public Warrants issued to the public in connection herewith may then be listed and/or quoted.

8.	Certain Notice Requirements.

8.1         Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Purchase Options and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

  8.2         Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Ordinary Shares any additional shares of the Company or securities convertible into or exchangeable for shares of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3         Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s President and Chief Financial Officer.

8.4         Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (i) if to the registered Holder of the Purchase Option, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to the following address or to such other address as the Company may designate by notice to the Holders:

Andina Acquisition Corp. II

250 West 57th Street – Suite 2223

New York, New York 10107

Attn: Mr. Julio A. Torres. Chief Executive Officer

Fax.: [  ●  ]

Email: [  ●  ]

9.	Miscellaneous.

9.1         Amendments. The Company and EBC may from time to time supplement or amend this Purchase Option without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and EBC may deem necessary or desirable and that the Company and EBC deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2         Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

9.3         Entire Agreement. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4         Binding Effect. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

9.5         Governing Law; Submission to Jurisdiction. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Option shall be resolved through final and biding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought.  The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators.  The Company hereby appoints, without power of revocation, Graubard Miller, 405 Lexington Avenue New York, New York 10174 Fax No.: (212) 818-8881 Attn: David Alan Miller, Esq., as agent to accept and acknowledge on its behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Purchase Option.

9.6         Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non- fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach or non-compliance.

9.7         Execution in Counterparts. This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

  9.8         Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Option, Holder agrees that, at any time prior to the complete exercise of this Purchase Option by Holder, if the Company and EBC enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Purchase Options will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the 25th day of June, 2014.

ANDINA ACQUISITION CORP. II

By:
Name:
Title:

Form to be used to exercise Purchase Option:

Andina Acquisition Corp. II

250 West 57th Street – Suite 2223

New York, New York 10107

Attn: Mr. Julio A. Torres. Chief Executive Officer

Fax: [  ●  ]

Email: [  ●  ]

Date:_________________, 20___

The undersigned hereby elects irrevocably to exercise all or a portion of the within Purchase Option and to purchase ____ Units of Andina Acquisition Corp. II and hereby makes payment of $____________ (at the rate of $_________ per Unit) in payment of the Exercise Price pursuant thereto. Please issue the securities as to which this Purchase Option is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase _________ Units purchasable under the within Purchase Option by surrender of the unexercised portion of the attached Purchase Option (with a “Value” based of $_______ based on a “Market Price” of $_______). Please issue the securities comprising the Units as to which this Purchase Option is exercised in accordance with the instructions given below.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the purchase option in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name

(Print in Block Letters)

Address

Form to be used to assign Purchase Option:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Option):

FOR VALUE RECEIVED,______________________________________________ does hereby sell, assign and transfer unto___________________________________________ the right to purchase __________ Units of Andina Acquisition Corp. II (“Company”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: ___________________, 20__

Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the purchase option in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).